EXHIBIT 99.1

Pinnacle Airlines, Inc. Reaches Tentative Agreement with Transport Workers Union of America

Moves Airline Closer to Successful Restructuring in Chapter 11

MEMPHIS, Tenn. (Aug. 31, 2012) – Pinnacle Airlines Corp.’s (OTC: PNCLQ) wholly owned subsidiary, Pinnacle Airlines Inc., announced today that it has reached a tentative agreement with the Transport Workers Union of America (TWU), the legal representative of the Pinnacle Airlines, Inc. Dispatchers group. Pinnacle is seeking concessions from all of its employees in order to emerge successfully from Chapter 11 proceedings with a competitive cost structure. The two sides reached a tentative agreement on concessions that cover pay, retirement, work rules and benefits. The concessions would become effective when concessions are implemented for other labor groups and non-union employees. TWU members at the airline will now have the opportunity to vote on the tentative agreement in the coming days and, if ratified, will avoid the Section 1113 litigation process in bankruptcy court.

“The agreement was reached because TWU and management worked together to complete a deal that enables us to move closer towards restructuring Pinnacle with a competitive cost structure that will allow us to exit Chapter 11 Bankruptcy proceedings and emerge as a successful and competitive regional carrier. We appreciate the hard work of TWU’s negotiating committee and recognize the importance of the hard-working men and women of the TWU as an integral part of the safe and efficient operation of our airline,” said Russ Elander, vice-president of operations.

Alex Giarrocco, TWU’s local president, added, “We understand that the company is in a very difficult financial situation and needs the support of its employees to emerge from bankruptcy.  Our professional ranks recognize that our contribution, painful as it is, is necessary for Pinnacle to reorganize its business to be able to survive.”

The tentative agreement remains subject to ratification by the TWU membership, required corporate approvals, and review by the Bankruptcy Court.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (OTC: PNCLQ), a $900 million airline holding company with 6,100 employees, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc. Flying as Delta Connection and United Express, Pinnacle Airlines Corp. operating subsidiaries operate 197 regional jets and 12 turboprops on 1,100 daily flights to 138 cities in the United States, Canada and Mexico. Corporate offices are located in Memphis, Tenn., and hub operations are located at five major U.S. airports. Visit www.pncl.com for more information.

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